UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

September 12, 2006

MEDICAL SOLUTIONS MANAGEMENT INC.

(Exact name of registrant as specified in its charter)

Nevada	000-13858	86-0214815
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

237 Cedar Hill Street Marlboro, MA	01752
(Address of principal executive offices)	(Zip Code)

(508) 597-6300

(Registrant’s telephone number, including area code)

China Media Networks International, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 12, 2006, the Registrant’s Board of Directors (the “Board”) increased the number of members of the Board from one to three and elected each of Marshall Sterman and Robert G. Coffill, Jr. as a member of the Board, each to fill a vacancy created thereby.

Mr. Coffill has served as the Registrant’s Senior Vice President of Field Operations and Secretary since April 2005. In May 2006, the Registrant entered into an amended and restated employment agreement with Mr. Coffill, whereby the Registrant has agreed to pay Mr. Coffill $125,000 per year, subject to increases dependent upon the Registrant’s gross revenues, plus a $500 month travel allowance. Mr. Coffill has agreed not disclose any of the Registrant’s confidential information, and for a period of one year after the termination of his employment, not to compete with the Registrant’s business or solicit any of its customers. Pursuant to the employment agreement, the Registrant has agreed, as soon as reasonably practicable after the adoption of the Registrant’s 2006 Equity Incentive Plan, to issue to Mr. Coffill an option to purchase up to 200,000 shares of the Registrant’s common stock, twenty-five percent (25%) of such shares vesting on the first anniversary date of the grant and twenty-five percent (25%) vesting every year thereafter until all shares have vested and in the event of a change of control of the Registrant, all unvested shares shall immediately vest. In connection with the Registrant’s merger with OrthoSupply Management, Inc. consummated on December 30, 2005, the Registrant also has agreed, as soon as reasonably practicable after the adoption of the Registrant’s 2006 Equity Incentive Plan, to issue to Mr. Coffill an option to purchase up to 500,000 shares of the Registrant’s common stock, substantially equivalent to the outstanding option to purchase shares of common stock of OrthoSupply Management, Inc. previously awarded to Mr. Coffill.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 18, 2006

MEDICAL SOLUTIONS MANAGEMENT INC.

By: /s/ Brian Lesperance

Brian Lesperance

President